                                                                EXHIBIT 10.4.11
[Lotus Development Corporation Letterhead]


CONFIDENTIAL

February 6, 1998

Mr. Samir Arora
Chief Executive Officer
NetObjects, Inc.
602 Galveston Drive
Redwood City, California 94063

Re:  Promotional Bundles

Dear Samir:

Reference is made to the NetObjects License Agreement, dated March 18, 1997, as amended, between NetObjects, Inc. ("NetObjects") and International Business Machines Corporation ("IBM"), (the "Agreement"). Capitalized terms used in this letter, and not otherwise defined, shall have the meaning give to them in the Agreement.

Pursuant to Section 5.4 of the Agreement, IBM may request a lower royalty for the Licensed Work when a licensing transaction requires a substantial discount. The following are the terms of these promotional bundles.

1.   Licensed Work:  NetObjects Fusion (versions 2 and 3)

2.   Bundles:  (a) NetObjects Fusion with Lotus Notes Designer for Domino
               (b) NetObjects Fusion with Domino Intranet Starter Pack

3.   Promotion Period:  February 1, 1998 - September 30, 1998

4.   Quantity:  up to 200,000 units

5. Royalty: $4 million for the total 200,000 units (this equates to $40/unit with every second unit bearing $0 royalty, in consideration of Lotus' investment in integrating Lotus Domino and NetObjects Fusion). The parties agree that the $4 million royalty payment is guaranteed to NetObjects whether or not all of the units are sold and shall be deemed fully paid on or before September 30, 1998. The guaranteed royalty payment shall be credited against the pre-paid royalties made by IBM to NetObjects. In the event of a material change in the estimated retail price of Fusion, during the Promotion Period, the parties shall renegotiate the royalty in good faith.

6. Maintenance Offer: NetObjects offers Lotus the opportunity to deliver NetObjects Fusion, during the Promotion Period, to Lotus' 384,000 Lotus Notes Designer "maintenance" customers for a total royalty of $1 million (credited against the pre-paid royalties made by IBM to NetObjects) plus in-kind advertising assistance with a value of $1 million. This offer shall remain valid through [January 31, 1998].

7. Marketing: The parties shall develop a joint marketing plan due on the later of February 1st or first customer ship of the Bundle. The Lotus marketing contact is John Lautenbach and the NetObjects marketing contact is Param Singh. On or before June 1, 1998, the parties shall review the sales of the Bundle and plan additional marketing efforts, if necessary.

8. Agreement: The terms of the Agreement remain in full force and effect and shall apply to this Bundle, except as expressly provided above. In the event of any conflict between the terms of this letter and the terms of the Agreement, the terms of this letter shall control with respect to this promotional Bundle.

Please sign below to indicate that the terms of this letter accurately reflect our agreement for this promotional bundle.

Sincerely,


Eileen Rudden
Senior Vice President
Lotus Development Corporation

ACCEPTED AND ACKNOWLEDGED


Mike Shannahan
CFO, NetObjects, Inc.
Date February 6, 1998